Exhibit 99.(a)(2)

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 dated as of October  , 2005 (the “Amendment”) to the Deposit Agreement dated as of October 5, 2000, as amended and restated as of February 16, 2001 (the “Deposit Agreement”), among MTR Corporation (the “Company”), incorporated under the laws of  the Hong Kong Special Administrative Region, the People’s Republic of China, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all Holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF ADR

SECTION 2.01.                                   All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.                                   All references in the Deposit Agreement to the Depositary or Morgan Guaranty Trust Company of New York shall be deemed references to JPMorgan Chase Bank, N.A.

SECTION 2.03.                                   Section 9 of the Deposit Agreement is amended by inserting the following immediately after the third sentence thereof:

Upon any such appointment, the Depositary shall promptly provide notice to the Company thereof along with the notice referred to in the preceding sentence.

SECTION 2.04.                                   The first sentence of Section 14 of the Deposit Agreement is amended to read as follows:

On or before the first date on which the Company makes any communication available to holders of Deposited Securities, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary; provided, however that in the case of any communication submitted by the Company to the United States Securities and Exchange Commission under the Securities Exchange Act of 1934 or to any securities regulatory authority or stock exchange, the Company shall transmit such communication (in English or with an English translation or summary) within two business days after the first date on which the Company makes such communication available.

SECTION 2.05.                                   The address of the Depositary set forth in Section 17 of the

Deposit Agreement is amended to read as follows:

JPMorgan Chase Bank, N.A.

Four New York Plaza

New York, New York 10004

Attention:  ADR Administration

Fax: (212) 623-0079

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SECTION 2.06.                                   References in the form of ADR to “Morgan Guaranty Trust Company of New York, a New York Corporation” are replaced with “JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States of America”.

SECTION 2.07.                                   Paragraph (1)(c) of the form of ADR is amended to read as follows:

(c) unless requested in writing by the Company to cease doing so on at least two business days written notice, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, “Pre-released ADSs”) only if (i) Pre-released ADSs are fully collateralized (marked to market daily) with cash or such other collateral as the Depositary deems appropriate held by the Depositary for the benefit of Holders (but such collateral shall not constitute “Deposited Securities”), (ii) each recipient of Pre-released ADSs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADSs evidence not more than 30% of all ADSs (excluding Pre-released Rule 144A ADSs), provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate, and with the prior consent of the Company, to change such limit for purposes of general application.

SECTION 2.08.                             Paragraph (7) of the form of ADR is amended to read as follows:

Charges of Depositary.  The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.  The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the Deposited Securities or a distribution of ADRs pursuant to paragraph (10)), whichever is applicable (i) to the extent not prohibited by the rules of the primary stock

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exchange upon which the ADSs are listed,  a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of US$0.02 per ADS (or portion thereof) per year for the services performed by the Depositary in administering the ADRs (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year  and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation. The Company will pay all other reasonable charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).  These charges may be changed upon the notice required in paragraph (16).

SECTION 2.09.                                   The last sentence of paragraph (8) of the form of ADR is amended to read as follows:

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Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

SECTION 2.10.                                   The form of ADR, as amended hereby, shall be in the form set forth as Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.                                   Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Hong Kong Special Administrative Region, the People’s Republic of China, neither of such agreements need to be filed or recorded with any court or other authority in the Hong Kong Special Administrative Region, the People’s Republic of China, nor does any stamp or similar tax need to be paid in the Hong Kong Special Administrative Region, the People’s Republic of China on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

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ARTICLE IV

MISCELLANEOUS

SECTION 4.01.  Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as of thirty days from the date notice hereof is first provided to Holders (the “Effective Date”).

SECTION 4.02.  Indemnification.  The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

MTR CORPORATION LIMITED

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

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EXHIBIT A

ANNEXED TO AND INCORPORATED IN

THE AMENDMENT TO DEPOSIT AGREEMENT

[FORM OF FACE ADR]

No. of ADSs:
Number

Each ADS represents
ten Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES

of

MTR CORPORATION LIMITED

(Incorporated under the laws of the Hong Kong Special Administrative Region,

the People’s Republic of China)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the “Depositary”), hereby certifies that [             ] is the registered holder of [            ] American Depositary Shares (“ADSs”), each (subject to paragraph (13)) representing ten shares (including the rights to receive Shares described in paragraph (1), “Shares” and, together at any time with all Shares at such time deposited under the Deposit Agreement, hereinafter defined, and any and all other Shares, securities, cash or property at such time held for the account of the Depositary in respect or in lieu of such deposited Shares and other Shares, securities, property and cash, the “Deposited Securities”), of MTR CORPORATION LIMITED, a corporation organized under the laws of the Hong Kong Special Administrative Region, the People’s Republic of China and its successors (the “Company”), deposited under the Deposit Agreement dated as of October 5, 2000 as amended and restated as of February 16, 2001 (as so amended and restated and further amended from time to time, the “Deposit Agreement”), among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder (“ADRs”), each of whom by accepting an ADR or a beneficial interest in an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)                                  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to the Deposit Agreement and paragraphs (4) and (7), the Depositary may so issue ADRs only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or (c) unless requested in writing by the Company to cease doing so on at least two business days written notice, other rights to receive Shares other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, “Pre-released ADSs”) only if (i) Pre-released ADSs are fully collateralized (marked to market daily) with cash or such other collateral as the Depositary deems appropriate held by the Depositary for the benefit of Holders (but such collateral shall not constitute “Deposited Securities”), (ii) each recipient of Pre-released ADSs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADSs evidence not more than 30% of all ADSs (excluding Pre-released Rule 144A ADSs), provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate, and with the prior consent of the Company, to change such limit for purposes of general application. The Depositary may retain for its own account any earnings on collateral for Pre-released ADSs and its charges for issuance thereof.  At the request, risk and expense of the person depositing Shares, the Depositary may accept Shares for forwarding to the Custodian and may deliver certificated ADRs, if then available pursuant to Section 2 of the Deposit Agreement, at a place other than the Transfer Office.   Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, and that the person making such deposit is duly authorized so to do and that such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with such Act.  Without limiting the foregoing, Shares which the Depositary believes have been withdrawn from a restricted depositary receipt facility established or maintained by a depositary bank (including any such other facility established or maintained by the Depositary) may be accepted for deposit under the Deposit Agreement only if such Shares are not “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, and the Depositary may, as a condition to accepting the deposit of such Shares, require the person depositing such Shares to provide the Depositary with a certificate to the foregoing effect.

(2)                                  Withdrawal of Deposited Securities.  Subject to the Deposit Agreement and paragraphs (4), (5) and (7), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

The Depositary shall not accept for surrender any number of ADSs which would require the delivery of fractional Shares.

(3)                                  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter related to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.  Subject to the restrictions on transfer appearing hereon, title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby) when properly endorsed in the case of ADRs in certificated form or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person or persons in whose name this ADR is registered on the ADR Register (the “Holder”) as the absolute owner hereof for all purposes.  The term ADR Register includes the Direct Registration System.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by such Holder’s duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)                                  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of the first paragraph of paragraph (2) hereof,  the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7); (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature, and (ii) such other information, including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR (including without limitation the restrictions on transfer appearing hereon), as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The acceptance of deposits of Shares, the issuance, registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of the first paragraph of paragraph (2) hereof,  the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5)                                  Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof, any issuance of ADSs or, subject to the last sentence of the first paragraph of paragraph (2) hereof,  any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distribution hereon, or may sell (by public or private sale) for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.  In connection with any distribution on Deposited Securities or to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company, and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.

(6)                                  Disclosure of Interests.  To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and  may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs or beneficial interests in the ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary’s compliance with any Company instructions in respect thereof, and the Depositary will use reasonable efforts under the circumstances to comply with such Company instructions.

The Depositary agrees that it shall cooperate with the Company in enforcing the provisions of the Hong Kong Securities (Disclosure of Interests) Ordinance (Cap. 396 of the laws of Hong Kong) (as may from time to time be amended, modified or re-enacted) (the “Ordinance”) and any other legislation or regulations of Hong Kong from time to time relating to disclosure of interests in Deposited Securities, other Shares and other securities, including sanctions that the Company may invoke in the event a Holder fails to provide certain requested information concerning interests in ADRs or Deposited Securities.  Such sanctions may include limitations on the transfer of such Shares.

A Holder also may have a duty under the Ordinance to notify the Company and The Stock Exchange of Hong Kong Limited if such Holder to his knowledge acquires or becomes aware that he has acquired an interest in Shares evidenced by ADRs together with any other interests of his in Shares is equal to or more than 10% of the issued share capital of the Company.  Under the Ordinance such Holder may be required to notify further the Company in the event such Holder’s interest changes by such percentage as would cross a whole percentage point or such Holder ceases to have an interest in 10% of the issued share capital of the Company.  This is calculated by rounding down the percentage of the issued share capital of the Company in which the Holder is aware that he is interested to the nearest whole number.  Thus, for example, if an interest increased from 10.9% to 11.1%, there may be a duty to notify the change, but not if it were an increase from 11.1% to 11.9%.  It should be noted that for the purposes of the Ordinance, the term “interest” is widely defined; and a Holder is, in addition to his personal interest, deemed to have an interest in Shares in which his spouse or his child under the age of 18 years is interested and in Shares registered in the name of a corporation (i) in respect of which the Holder is entitled to exercise (or has a right, the exercise of which would make him so entitled or is under an obligation, the fulfillment of which would make him so entitled) or control the exercise of (or has a right, the exercise of which would make him so entitled or is under an obligation, the fulfillment of which would make him so entitled) one-third or more of the voting power exercisable at its general meetings or (ii) where such corporation or its directors is accustomed to act according to his directions or instructions.

Failure by a Holder to disclose his interest in Shares in accordance with the provisions of the Ordinance may attract a maximum fine of HK$100,000.00 and imprisonment for a maximum term of two years.

(7)                                  Charges of Depositary.  The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.  The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the Deposited Securities or a distribution of ADRs pursuant to paragraph (10)), whichever is applicable (i) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed,  a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of $1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of US$0.02 per ADS (or portion thereof) per year for the services performed by the Depositary in administering the ADRs (which fee shall be assessed against Holders as of the record date or dates set by the Depositary not more than once each calendar year  and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation. The Company will pay all other reasonable charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).  These charges may be changed upon the notice required in paragraph (16).

(8)                                  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian.  The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company.  The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the “Commission”).  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)                                  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:	JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Transfer Office is currently located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF ADR]

(10)                            Distributions on Deposited Securities.  Subject to paragraphs (4), (5) and (7), to the extent practicable, the Depositary will distribute by mail (except as otherwise specified herein) to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs:

(a) Cash.                                                                                                 Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares.                                                                                       (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights.                                                                                         (i) Warrants or other instruments (or interests therein which may be electronically credited to DTC) in the discretion of the Depositary representing rights to acquire additional ADSs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company, any Holder or any beneficial owner of an interest in an ADR timely furnishes to the Depositary evidence satisfactory to the Depositary (and the Company if furnished by a Holder or beneficial owner) that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent that such evidence is not furnished and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent that such evidence is not furnished and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). The Depositary will not offer Rights to Holders or beneficial owners unless it has been provided evidence from the Company (which may be an opinion of counsel) that both the Rights and the securities to which such Rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Holders or beneficial owners or are registered under the provisions of the Securities Act of 1933; provided, that nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such Rights or underlying securities or to endeavor to have such a registration statement declared effective.

(d) Other Distributions.                    (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(11)                            Record Dates. The Depositary may fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of or be affected by other matters and, only such Holders shall be so entitled.

(12)                            Voting of Deposited Securities.   As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials (or a summary thereof), (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company.  Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

(13)                            Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend or exchange this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)                            Exoneration.  The Depositary, the Company, their agents and each of them shall:  (a)incur no liability (i) if law, rule or regulation of the United States, the Hong Kong Special Administrative Region or any other country or jurisdiction or of any other governmental or regulatory authority or stock exchange or the Company’s constituent documents, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or beneficial owner of an interest in an ADR, or any other person believed by it to be competent to give such advice or information.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any notice, request, direction or other communication believed by them to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADS.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary.  No disclaimer of liability under the Securities Act is intended by any provision hereof.

(15)                            Resignation and Removal of Depositary; the Custodian.  The Depositary may resign as Depositary by notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary.  The Depositary may appoint substitute or additional Custodians to the Custodian named hereon pursuant to the Deposit Agreement and the term “Custodian” refers to each Custodian or all Custodians, as the context requires, then acting as such.

(16)                            Amendment.  The ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than those listed in clauses (i) through (v) of paragraph (7)), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)                            Termination.  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.